EXHIBIT 99.1


                     TEXACO INC. ANNOUNCES REDEMPTION
          OF SERIES C VARIABLE RATE CUMULATIVE PREFERRED STOCK

FOR IMMEDIATE RELEASE: FRIDAY, JULY 15, 1994

     WHITE PLAINS, NY, JULY 15 - Texaco Inc., announced today that it has elected to redeem on September 30, 1994 its Series C Variable Rate Cumulative Preferred Stock, which was issued as a special dividend in 1989. All outstanding shares of Series C Preferred Stock, having an aggregate liquidation preference of $267 million, will be redeemed.

     The redemption price, which is fixed by the terms of the Series C Stock, is $50 per share, and is payable in cash. Accrued dividends to September 30, 1994 will also be paid. Dividends will cease to accrue on the shares on and after the September 30, 1994 redemption date. Texaco Inc. is notifying all registered holders by mail of the redemption and providing them with instructions to assist them in receiving the redemption price.

                             x x x x

Contact:  Jim Swords    914-253-4103